UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NewLife Bikes, Inc.
(Name of small business issuer in its charter)

Nevada	7991	46-0780141
(State or other Employer jurisdiction of Identification incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Number)

J. Stephen Keller
6411 Boykin Spaniel Road
Charlotte, NC 28277
704-846-8709 Telephone
(Address and telephone number of registrant's principal executive offices and principal place of business)

J. Stephen Keller
Chief Executive Officer
6411 Boykin Spaniel Road
Charlotte, NC 28277
704- 846-8709 Telephone
 (Name, address, and telephone number of agent for service)

Please send a copy of all correspondence to:
Jillian Ivey Sidoti, Esq
PHONE 323-799-1342
jillian@jilliansidoti.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Common Stock already issued, par value $.0001	10,597,571	$0.05	$529,880	$60.72
Total	10,597,571	$0.05	$529,880	$60.72
____________
(1) Registration fee has been paid via Fedwire.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

Under the application of Rule 405 of Regulation C, we are considered to be a shell company as we:

•	Have nominal operations at this time

•	Have nominal assets

SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2012
_____________________

PRELIMINARY PROSPECTUS

NewLife Bikes, Inc.

10,597,571 Shares of Common Stock
Price per share: $0.05

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.  There is no present public trading market for the Company's Common Stock and the price at which the Shares are being offered bears no relationship to conventional criteria such as book value or earnings per share.  The Company has determined the offering price based, primarily, on its projected operating results. There can be no assurance that the offering price bears any relation to the current fair market value of the Common Stock. We intend on using all of our cash resources of approximately $10,935 for the next 12 months  to 1.) provide for the listing requirements, including payments for DTC eligibility and for our transfer agent and 2.) continued development of our business plan. We have already sent payment to an expert to assist us with DTC eligibility. The Company will not receive any proceeds from the sale of these shares.

Our independent registered public accounting firm included an explanatory paragraph in the report on our 2012 financial statements related to the uncertainty in our ability to continue as a going concern.

The sales price to the public is fixed at $0.05 per share until such time as the shares of common stock become traded on the Over The Counter Bulletin Board or some exchange. We intend to contact an authorized OTCBB market maker for sponsorship of our securities on the OTCBB, upon effectiveness of this registration statement. However, there is no guarantee our common stock will be accepted for quotation on the OTC Bulletin Board. If our common stock becomes quoted on the Over the Counter Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

The purchase of our shares involves substantial risk. See “risk factors” beginning on page 5 for a discussion of risks to consider before purchasing our common stock.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OUR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR SHARES, AND IT IS NOT SOLICITING AN OFFER TO BUY OUR SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED SEPTEMBER 5, 2012

Table of Contents

Prospectus Summary	5
Summary Financial Data	7
Risk Factors	8
Use of Proceeds	11
Dilution	12
Selling Security Holders	12
Plan of Distribution and Terms of the Offering	14
Legal Proceedings	15
Director, Executive Officers, Promoters and Control Persons	15
Security Ownership of Certain Beneficial Owners and Management	16
Description of Securities	16
Interest of Named Experts and Counsel	18
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	18
Description of Business	19
Reports to Stockholders	26
Management’s Discussion and Analysis	26
Facilities	28
Certain Relationships and Related Party Transactions	28
Market for Common Equity and Related Stockholders Matters	28
Dividends	29
Executive Compensation	29
Reports to Security Holders	31
Index to Financial Statements	F-1
Report of Independent Certified Public Accountant	F-2
Balance Sheets	F-3
Statements of Operations	F-4
Statements of Changes in Stockholders’ Equity	F-5
Statements of Cash Flows	F-6
Notes to Financial Statements	F-7 – F-10

Prospectus Summary

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus. Except as otherwise required by the context, references in this prospectus to “we,” “our,” “us,” and “NewLife Bikes,” refer to NewLife Bikes, Inc.

NewLife Bikes, Inc. is a development stage company incorporated in the State of Nevada in July of 2012.

NewLife Bikes’s address and phone number is:
NewLife Bikes, Inc.
6411 Boykin Spaniel Road
Charlotte, NC 28277
704-846-8709 Telephone

Operating History

NewLife Bikes, Inc. is a recently incorporated development stage company with no operating results to date other than organizational activities. The purpose of the company is to provide clients with individualized, cycling-specific assessments, diagnosis, treatment, and training programs in both online and brick-and-mortar settings. To date, operations have been on an extremely limited basis.

Company Assets

NewLife Bikes’s principal assets (“Assets”) consisted of cash totaling $10,935 as of August 31, 2012.

Company Cash Flow

The Company has cash assets derived from a private placement of its stock.  For the period from its inception through the period ending July 31,2012 the Company had Gross Revenues of $0. From inception to the period ending August 31, 2012, the Company had Total Operating Expenses of $0, Net Profit of $0, Total Current Assets of $10,935, Total Assets of $10,935, Total Current Liabilities of $0, and Total Stockholders’ Equity (Deficit) of $10,935.

Future Assets and Growth

Over the next year, we will do our best to develop both the online and brick-and-mortar aspects of our business.  We will first need to develop our website, which will earn revenue both through paid membership accounts and advertising revenue.  We will develop a multitude of content such as articles, manuals, and blogs that will drive organic traffic to the site.  Additionally, we will develop videos, a membership module, and articles written specifically for the membership section.  After development of the website, we will seek out targeted advertising to start generating revenue in that manner.

We hope to open our first brick-and-mortar location in October of 2012 and begin hiring expert personnel to help develop our various cycling programs at which point we will open to the public.

The Company has yet to develop a website or marketing presence, but over the next year we will continue to develop our marketing strategy and website as described above. We hope to differentiate ourselves from other training facilities by focusing on the cycling niche, which will have particular appeal to those engaged in cycling. Our marketing will focus on highlighting our expertise in the realm of cycling and our focus thereto. The Company had a Net Profit of $0 for the period from inception to August 31 2012 and anticipates it will operate at a deficit for its next fiscal year and may expend most of its available capital. The Company’s cash on hand is, primarily, budgeted to cover the anticipated operating costs for the development of our marketing plan and legal, accounting, and Transfer Agent services. We believe the Company will have sufficient capital to operate its businesses over the next twelve months. There can be no assurances, however, that actual expenses incurred will not materially exceed our estimates or that cash flows from existing assets will be adequate to maintain our businesses.

We will look to provide a relatively new service to online merchants, focusing on positioning our service as one that is focused acutely on cycling, those engaged in the sport both competitively and recreationally, and the surrounding culture. The Company may lose money in its first, full year of operation and it shall require raising additional capital to develop its services.

The Company currently has one manager, J. Stephen Keller, and no employees.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $0.05 was determined by the price shares were sold to our shareholders in a private placement memorandum plus an increase based on the fact the shares will be liquid and registered. $0.05 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board or another Exchange, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis and Results of Operations” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data from inception to July 31, 2012 and for the period ended August 31, 2012 are derived from our audited and unaudited financial statements, respectively.

	At August 31, 2012	At July 31, 2012

TOTAL ASSETS	-	10,935

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

Current Liabilities	-	0

TOTAL LIABILITIES	-	0

TOTAL STOCKHOLDERS’ EQUITY	-	10,935

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	-	10,935

For the period July 26, 2012 (inception) through August 31, 2012

Net Costs	$0

Net loss	0

Earnings per share of common stock – Basic	0

EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUPS ACT

We are an emerging growth company. An emerging growth company is one that had total annual gross revenues of less than $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) during its most recently completed fiscal year. We would lose our emerging growth status if we were to exceed $1,000,000,000 in gross revenues. We are not sure this will ever take place.

Because we are an emerging growth company, we have the exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), we are now exempt from the internal control assessment required by subsection (a), that requires each registered public accounting firm that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer. We are also will not be required to receive a separate resolution regarding either executive compensation or for any golden parachutes for our executives so long as we continue to operate as a emerging growth company.

We hereby elect to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1).

RISK FACTORS

Investors in NewLife Bikes should be particularly aware of the inherent risks associated with our business. As of the date of this filing our management is aware of the following material risks. Prospective investors should be aware that the company has not yet developed its website or any products and that substantial development work will be required to develop them.

We are significantly dependent on our primary officer and director, who has limited experience. The loss or unavailability to NewLife Bikes of Mr. Keller’s services would have an adverse effect on our business, operations and prospects in that we may not be able to obtain new management under the same financial arrangements, which could result in a loss of your investment.

Our business plan is significantly dependent upon the abilities and continued participation of J. Stephen Keller, our Chief Executive officer and director. It would be difficult to replace Mr. Keller at such an early stage of development of NewLife Bikes. The loss by or unavailability to NewLife Bikes of Mr. Keller’s services would have an adverse effect on our business, operations and prospects, in that our inability to replace Mr. Keller could result in the loss of one’s investment. There can be no assurance that we would be able to locate or employ personnel to replace Mr. Keller, should his services be discontinued. In the event that we are unable to locate or employ personnel to replace Mr. Keller we would be required to cease pursuing our business opportunity, which would result in a loss of your investment.

Mr. Keller has limited experience in framing a cycling-centric fitness and training company. The lack of experience in framing a cycling-centric fitness and training business could limit or eliminate your return on investment.

As a result of our reliance on Mr. Keller and his lack of experience in developing a cycling-centric fitness and training company, our investors are at risk in losing their entire investment. Mr. Keller intends to hire personnel in the future, when sufficiently capitalized, who may have the experience required to manage our company, such management is not anticipated until the occurrence of future financing. Since this offering will not sufficiently capitalize our company, future offerings will be necessary to satisfy capital needs. Until such future offering occurs, and until such management is in place, we are reliant upon Mr. Keller to make the appropriate management decisions.

Mr. Keller is involved with other businesses and there can be no assurance that she will continue to provide services to us. Mr. Keller’s limited time devotion of less than 20 hours per month to NewLife Bikes could have the effect on our operations of preventing us from being a successful business operation, which ultimately could cause a loss of your investment.

As compared to many other public companies, we do not have the depth of managerial or technical personnel. Mr. Keller is currently involved in other businesses, which have not, and are not expected in the future to interfere with Mr. Keller’s ability to work on behalf of our company. Mr. Keller may in the future be involved with other businesses and there can be no assurance that he will continue to provide services to us. Mr. Keller will devote only a portion, less than 20 hours per month, of his time to our activities. As our Chief Executive officer and director, decisions are made at his sole discretion and not as a result of compromise or vote by members of a board. Although Mr. Keller faces time devotion conflicts, none of any of Mr. Keller’s other businesses present conflicts of interests with the Company and Mr. Keller will not be faced with choosing to allocate business opportunities between the Company and Mr. Keller’s other companies.

Because of market pressures from competitors with more resources, we may fail to implement our business model profitably.

We hope that our focus on cycling will separate us from existing competitors and create barriers to entry for potential competitors.  However, most of our existing competitors will have more resources at their disposal as they will be better established in the marketplace. Our ability to compete depends on many factors beyond our control, including appealing to our target demographic by offering competitive prices relative to the marketplace.

We are dependent on the popularity of and consumer acceptance of a fitness center geared specifically toward cyclists.

Our ability to generate revenue and be successful in implementation of our business plan is dependent on consumers accepting using a fitness center geared specifically toward cyclists as well as people visiting our website. We will need to put a lot of effort into putting together our website.  We will also have to compete with traditional fitness centers.

Inadequate Financial Projections

We are not providing any financial projections as to the results of operations of the Company.

Financial Projections Require Caution

If any financial projections are provided by NewLife Bikes, they are for discussion purposes only and based on an analysis performed by NewLife Bikes. Although we believe that the analysis and underlying assumptions contained in any financial projections are well founded, there can be no assurances that the analysis or the financial projections are accurate. Additionally, if the assumptions and conclusions contained in financial projections are incorrect or mistaken for any reason, then the ability of NewLife Bikes to realize its projections or to achieve profitable operations will be adversely affected. Any financial projections were prepared by us assuming a most-likely case scenario in the marketplace for NewLife Bikes. Projections are not guarantees of future financial performance, nor should they be understood as such.

We will require additional financing in order to implement our business plan. In the event we are unable to acquire additional financing, we may not be able to implement our business plan resulting in a loss of revenues and ultimately the loss of your investment.

Due to our start-up nature, we will have to incur the costs of marketing, staffing, development of our website, and hard assets. We intend to generate revenue from membership and advertising fees on our website as well as membership to our brick-and-mortar facilities. To fully implement our business plan we will require substantial additional funding.

Following this offering we will need to raise additional funds to expand our operations. We plan to raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

There is no current public market for our common stock; therefore you may be unable to sell your securities at any time, for any reason, and at any price, resulting in a loss of your investment.

As of the date of this prospectus, there is no public market for our common stock. Although we plan, in the future, to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this offering.

Because our common stock is deemed a low-priced “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment even if and when a market develops for the common stock. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;

•	Disclose certain price information about the stock;

•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

•	Send monthly statements to customers with market and price information about the penny stock; and

•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Until our common stock is registered under the Exchange Act, we will not be a fully reporting company.

We are not yet a registered company and will not be so until this S-1 is effective. Until then we will only be subject to the reporting requirements imposed by Section 15(d) of the Exchange Act which state that we will be required to file supplementary and periodic information, documents, and reports as may be required pursuant to section 13 in respect of a security registered pursuant to section 12. As long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules. In addition, so long as our common stock is not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common stock will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5 respectively. Such information about our directors, executive officers, and beneficial holders will only be available through this (and any subsequent) registration statement, and periodic reports we file thereafter. Furthermore, so long as our common stock is not registered under the Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 shareholders of record. This suspension is automatic and does not require any filing with the SEC. In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

We may be considered a shell company under Rule 405 of Regulation C as we have nominal assets and nominal operations.

We only have cash as assets as of the date of this registration statement and have not yet developed our website. Thus our operations may be considered “nominal.” Because of this, Rule 144(i)(1) prohibits the use of the rule for sales of restricted stock and stock held by affiliates into the public market if the issuing company is now or ever has been a “shell company”, unless the requirements of Rule 144(i)(2) are satisfied.

We are not raising any money in this offering and thus may be in worse financial condition once we are effective.

Unless we are able to obtain a loan or find additional financing, we may be in worse financial condition than our current condition. We are obligated to pay approximately $10,000 in offering expenses and thus, may carry this amount as a liability at the conclusion of this offering.

Dividend Policy

It is not anticipated that the Company will distribute any cash dividends to its shareholders in the foreseeable future.  Earnings of the Company, if any, are expected to be retained by the Company to enhance its capital structure or distributed by the Company to pay its operating costs.

Economic conditions will highly influence our success.

The United States is currently in an economic recession and there is no foreseeable end to it. Since the country is in a recession, less and less of the population is indulging in parties, events, or booking entertainment.  Therefore, it is foreseeable that we could fail as a function of the economy.

Government regulation and other legal uncertainties may adversely affect our business.

The Company is subject to government regulation, other than laws and regulations applicable to businesses generally. The Company is subject to various intellectual property and licensing laws in addition to the continually expanding ecommerce sphere.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of the 10,597,571 shares of our common stock of which 997,500 shares are held by 35 shareholders of our common stock which sold in our Regulation D offering completed on August 20, 2012. The remaining 9,600,072 were exchanged for services provided to the company including management, development of our business plan, set up and research of the marketplace, and legal services to various insiders, consultants, family members, and our officer.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of September 17, 2012 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

The table below assumes the sale of the 10,597,571 shares offered in this prospectus at an assumed initial public offering price of $.05 per share and before any deduction of estimated offering expenses. The 10,597,571 shares held by current stockholders being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders will not be obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

New Life Bike Shareholder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock Owned After Offering
Alan Meeker	28,500	0
Amanda Duckworth	28,500	0
Andrew Mullican	28,500	0
Brittany Neely	28,500	0
Courtney A Meeker	28,500	0
David Temple	28,500	0
Dayna Critz (1)	28,500	0
E. Carl Barthelson	28,500	0
Edward A Reule	28,500	0
Forrest Garvin (2)	28,500	0
G9 Holdings, LLC (3)	264,973	0
George Critz (1)	28,500	0
GW Grace, LLC(4)	264,973	0
Hope Barthelson	28,500	0
J. Stephen Keller (5)	211,950	0
James D Neely, Jr	28,500	0
James D Neely, Sr	28,500	0
Joan Beaulieu	28,500	0
Julia M Meeker	28,500	0
Kelly H Young	28,500	0
Kotaya Griffith	28,500	0
Leigh Ann Neely	28,500	0
Matthew Johnson	28,500	0
Max Bennett	28,500	0
Medallion Construction Group LLC (6)	4,239,000	0
Michael Olsson	28,500	0
Michaela W Conner	28,500	0
Pamela A Mullican	28,500	0
Patricia Duckworth	28,500	0
Reid D Smith	28,500	0
Richard Beaulieu	28,500	0
Sandra S Smith	28,500	0
Sara Duckworth	28,500	0
Strategic Financial Services (7)	4,239,000	0
Teresa Garvin (2)	28,500	0
Teresa Viso-Olsson	28,500	0
Thomas D Young	28,500	0
Tim Helms	28,500	0
Whitney Johnson	28,500	0
William S Conner	28,500	0
Winchester Investments, LLC (8)	380,175	0

(1)	These shareholders are married and thus beneficially own each other’s shares

(2)	These shareholders are married and thus beneficially own each other’s shares

(3)	Teresa Garvin is the Manager of G9 Holdings, LLC

(4)	Forrest Garvin is the manager of GW Grace, LLC

(5)	J. Stephen Keller is our Chief Executive Officer and Director

(6)	James Duckworth is the Manager of Medallion Construction Group, LLC

(7)	Waterview Family Conservation Irrevocable Trust is the Manager of Strategic Financial Services

(8)	Dave Utley is the Manager of Winchester Investments, LLC

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. We plan, in the future, to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the Over-the-Counter Bulletin Board, there can be no assurance that our attempts to do so will be successful. Furthermore, if our securities are not quoted on the OTC Bulletin Board, or elsewhere, there can be no assurance that a market will develop for the common stock or that a market in the common stock will be maintained. As a result of the foregoing, investors may be unable to liquidate their investment for any reason. We have not originated contact with a market maker at this time, and do not plan on doing so until completion of this offering.

Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) when this Registration Statement is declared effective by the SEC. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by a selling security holder must be made at the fixed price of $0.05 until a market develops for the stock. In the event we are successful in our attempts to have a market maker quote our stock on the OTCBB, we will need to comply with ongoing reporting requirements in order to ensure that the market maker will continue to quote our stock.

The Selling Stockholder and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act  of 1933, as amended (the "Securities Act"), in which event profits, discounts or commissions received by such persons may be deemed to be underwriting commissions under the Securities Act.

All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholder will pay any applicable underwriters' commissions, fees, discounts or concessions or any other compensation due any underwriter, broker or dealer and expenses or transfer taxes.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,

•	through direct sales to purchasers or sales effected through agents,

•	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or

•	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales are permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $10,000.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our Board of Directors serve, without compensation, until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the director and executive officer is as follows:

Name	Age	Title
J. Stephen Keller	51	Chief Executive Officer, Director

Duties, Responsibilities and Experience

J. Stephen Keller – CEO and Director

Steve Keller is a 1983 graduate from the University of North Carolina at Charlotte with a BA in Mathematics. After several years as a Business Analyst and Corporate trainer, Steve began a career in Residential Real Estate Sales in 2000.  Steve currently has his own Real Estate Agency as well as an affiliation with a Charlotte agency.  Steve is married and has 2 teenage sons.  He enjoys spending time with his family, his son's sporting events and volunteers at his local church and school.

Mr. Keller is the promoter of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus, and as adjusted giving effect to the sale of 10,597,571 shares of common stock in this offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by our director and executive officer, and by all of our directors, proposed directors and executive officers as a group.

Name of Beneficial Owner(1)	Number Of Shares	Percent Before Offering	Percent After Offering
G9 Holdings, LLC	4,239,000	40%	0%
GW Grace, LLC	4,239,000	40%	0%
J. Stephen Keller, CEO, and Treasurer	211,950	2%	0%
All Directors, Officers and Principal Stockholders as a Group	9,219,897	82%	0%
_____________
(1.)	The address of each shareholder is care of NewLife Bikes, Inc., 6411 Boykin Spaniel Road, Charlotte, NC 28277, unless otherwise stated.

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED.

General

Our authorized capital stock consists of 10,000,000 shares of preferred stock, $0.0001 par value per share of preferred stock; and 100,000,000 shares of common stock, $0.0001 par value per share of common stock. Currently, we have 10,597,571 common shares issued and outstanding. We do not have any holding period requirements for our common stock.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of Preferred Stock, $.0001 par value per share of preferred stock. Currently we have 0 preferred shares issued and outstanding.

Dividends

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board, maintained by FINRA, upon the effectiveness of the registration statement of which this prospectus forms a part.

There are several requirements for listing our shares on the Over the Counter Bulletin Board, including:

* we must make filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934;

* we must remain current in our filings;

* we must find a member of FINRA to file a form 211 on our behalf. The information contained within form 211 includes comprehensive data about our company and our shares. Form 211 and our prospectus are filed with FINRA so that they can determine if there is sufficient publicly available information about us and whether our shares should be listed for trading.

We can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Penny Stock Reform Act of 1990

The Securities Enforcement and Penny Stock Reform Act of 1990 require additional disclosure for trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction before sale. Our shares will probably be subject to the Penny Stock Reform Act, thus potentially decreasing the ability to easily transfer our shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Stan J.H. Lee, CPA to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Jillian Ivey Sidoti will be paid $5,000 for services rendered relating to this S-1 registration statement.

 DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

No director of NewLife Bikes will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability.

DESCRIPTION OF BUSINESS

NewLife Bikes (“we” or “us”) is a development stage company incorporated in the State of Nevada on July 20, 2012 and is located in North Carolina.

Business of Issuer

NewLife Bike’s mission is to provide clients with individualized, cycling specific assessment, diagnosis, treatment, and training programs. Clients will receive national class service with an emphasis on education, empowering each athlete. We intend on carrying on these activities both online in a membership type environment and at brick and mortar locations with our first planned location in Charlotte, NC.

Competition

We compete against a variety of sporting, massage, training, and fitness companies with similar offerings both on the web an in Charlotte, NC where we intend on opening our first location. NewLife Bikes faces competition from several different sources:

•
Architech Sports and Physical Therapy - they are a premier athletic training company in the Carolinas. Whether you are recovering from an injury or looking to get faster, quicker, and stronger. ARCHITECH SPORTS AND PHYSICAL THERAPY is the winning edge for you. The Architech Sports and Physical Therapy staff provides expert help to individuals who want to become better athletes by focusing on their physical conditioning, speed, agility, and quickness.

•
Charlotte Sports Medicine Institute - they treat all General Orthopedics Injuries - Fracture Care - Sports Injuries - Sports Medicine - Overuse or Repetitive Motion Injuries - Soft tissue Injuries - Pediatric Fractures - Workman’s Comp Injuries - Sports Injury Prevention - Sports Injury Rehabilitation

•
The U.S. National Whitewater Center - is home to some of Charlotte's best trails. The USNWC offers 14 miles of scenic woodland trails, river views, challenging climbs and exciting descents for riders of all ages and skill levels. The trail system is shared with hikers and runners and it's difficulty is graded by color:

o	Green - beginner/easy, mostly flat trails
o	Blue - intermediate, slight elevation changes
o	Black - advanced, steep elevation changes

Competitive Edge

NewLife Bikes competitive edge is their specialization on one sport, cycling. No other facility in Charlotte serves only cyclists, all are general sports clinics. This is of significant value to NewLife Bikes clients. All of NewLife Bikes staff will be cycling enthusiasts. This is quite important because it provides each service provider with a unique and instrumental cycling perspective. This is valuable to the clients because it provides insight to the providers of the problems the clients may be facing. Additionally, as cycling enthusiasts, the staff's excitement regarding cycling is contagious and apparent.

Having a cycling specific service also allows NewLife Bikes to offer more specific training and therapy, including the use of a specialized array of cycling specific equipment. One example of this is the use of the CompuTrainer. While some facilities may have a CompuTrainer, NewLife Bikes will have three and use them extensively. A CompuTrainer is a type of cycling trainer where the client mounts their own bicycle to the unit and the CompuTrainer allows the person to ride indoors. What makes the CompuTrainer especially useful is the ability to set it to test physiological functions such as aerobic threshold, lactate threshold, etc., on pre-established, consistent courses. In addition to these functions the CompuTrainer has the ability to measure wattage as well as analyzing the pedal spin cycle.

We also believe our specialized nature on the web will be appealing to cyclists. Our specific offerings will appeal to a particular audience looking for cycling specific education, tools, trainings, and products.

Services

NewLife Bikes will offer a wide range of cycling specific sports medicine and training services that range from the proactive to the reactive. Offered services will include:

•	Sports massage- for greater comfort as well faster recovery.
•	Personal training- for weight loss, increased speed, or increased endurance.
•	Bike fit- for increased comfort, power, or speed.
•	Fitness assessment- includes such tests as: VO2 max, lactate threshold, aerobic threshold, anaerobic threshold.
•	Cycling related injuries- diagnosis and treatment by physicians and physical therapists.

Although we intend on having retail locations throughout the United States, we most likely will start our business with a website offering advice, tips, training manuals, and other training related to bicycling. The funds from this offering might be only enough to start the development of this site.

Once funded, NewLife Bikes will have on staff a USCF Category I or II racer turned personal coach/trainer, a sports medicine physician, massage therapists, physical therapists, as well as a wide range of cycling specific equipment to assist these service providers.

Market Analysis

NewLife Bikes has identified two distinct market segments which they will target: competitive and recreational cyclists. The two different segments will be attending NewLife Bikes for distinct reasons and therefore will be targeted specifically. The sports clinic industry typically is not sports specific, a facility generally does not focus on a single sport.

Market Segmentation

The size of the industry has remained remarkably stable since 2003, with sales between $5.8 billion and $6.1 billion each year (the exception being 2009). For comparison purposes, we have projected the industry at $5.3 billion in 2002, $5.4 billion in 2003, $5.8 billion in 2004, $6.1 billion in 2005 (an all-time high), $5.8 billion in 2006, $6.0 billion in 2007, $6.0 billion in 2008, $5.6 billion in 2009, $6 billion in 2010, and $6 billion in 2011.1

Competitive Cyclists- these are cyclists that compete either at the professional or expert level. For the cyclist at the professional level cycling/racing is a full time activity where the individual's income is from cycling. The expert level cyclist is competitive within his or her racing class but does not earn their livelihood by racing. Some compete every week, others compete several times a season. They are competitive in either their cycling class or in their age group.

•	Bicycling is the second most popular outdoor activity in the United States. (Outdoor Foundation, 2010)
•	47% of Americans say they would like more bike facilities in their communities. (National Highway Traffic Safety Administration, 2008)
•	Most trips Americans make are short: 50% are less than 3 miles, 40% are less than 2 miles, and 28% are less than 1 mile. (US Department of Transportation, 2009)1

Cycling demographics cover three areas of interest. Racing, Recreational cycling and Spectating. Like most professional sports, racers tend to be male, but female participation is on the rise, and cycling has a large proportion of female recreational riders and spectators.2

Licensed Racers
Number of licensed racers	72,000
Median Age	34
Median Household Income	$75,000 +
College Graduates	81%
Post Graduate	27%
Male / Female	89% / 11%
Professional/Managerial	57%
Married	35%

Recreational Riders
Total U.S. Cyclists	64.3 million
Adults (16 and over)	48 million
Children	14.3 million
Avid cyclists (Fitness/health)	31 million
Male / Female Ratio (Adults)	45% / 55%
Median Age	32
Median Household Income	$60,000 +
College Graduates	70%
Cyclist to Golfers	2.5 / 1

1 http://nbda.com/articles/industry-overview-2011-pg34.htm “A Look at the Bicycle Industry’s Vital Statistics” Retrieved September 14, 2012
2 http://www.bikesbelong.org/resources/stats-and-research/statistics/ Retrieved September 14, 2012
3 http://localcycling.com/index.php?option=com_content&task=view&id=162&Itemid=162 March 4, 2006 Retrieved September 14, 2012

Recreational Cyclists- these cyclists enjoy cycling, ride a lot, but are seeking services to make them faster in general or more comfortable when they ride, not to be more competitive. They may also be seeking clinic services to address a cycling specific problem that they have.

Rutgers University professor John Pucher and his team analyzed the most recent data available on bicycling levels, trends, and policies in North America. In their two papers, available below, they provide the following conclusions:

•	During the past two decades, cycling has increased in the United States. The number of bike commuters rose by 64% from 1990 to 2009.

•
Bicycling for transportation is making up a growing share of all bicycling, increasing from 43% of all bike trips in 2001 to 54% in 2009. While bicycling for recreation is a declining share of all trips, it still has a higher bike mode share than other trip purposes.

•
Bicycling is growing the fastest in large cities like Chicago, Minneapolis, New York, San Francisco, and Portland, OR—at least doubling since 1990. These cities have seen a boom in bicycling because they have consciously worked to grow bicycling. Cities, like Portland, that have implemented a comprehensive range of efforts, including infrastructure, programs, and policies to promote cycling are seeing the best results; in Portland, cycling levels grew six-fold.

•	In those large cities, bicycling growth is highly concentrated in central cities, but it is still very low in most suburbs.

•	Western states have the highest bicycling rates, while southern states have extremely low levels of bicycling.

•	Almost all of the growth in bicycling in the U.S. over the past two decades has been among men between 25-64 years old.

•	Cycling fatalities fell by 21% in the U.S. from 1998 to 2008.

•	Bicycling rates don't very much by income level, but bicycling purposes do. Low-income persons bike mainly for utilitarian purposes, and high-income persons bike more for recreation and exercise.

•
Bicycling is becoming more diverse. Between 2001 and 2009, cycling rates rose fastest among African Americans, Hispanics, and Asian Americans. Those three groups also account for a growing share of all bike trips, rising from 16% in 2001 to 21% in 2009.

•	Over the past decade, there has been a large increase in funding for bicycling.4

Target Market Segment Strategy

NewLife Bikes has identified and targeted these two segments because they are the most likely cyclists who would be in need of a wide range of cycling specific therapeutic and training services. The competitive cyclists are in need of these services to remain competitive. Cycling over the last decade or so has become increasingly more competitive. A larger degree of this increased competition is the development of junior programs which seek to introduce cycling to younger children. When cycling competitions began to introduce drug controls and testing over the last few years, cyclists have begun to compete on a more level playing field.

4 http://www.bikesbelong.org/resources/stats-and-research/research/2011-update-on-us-bicycling-trends-and-levels/ “2011 US Update on Bicycling Levels” Retrieved September 14, 2012

At the recreational level there has been a surge in participation over the last decade as well. This surge is due in part to American's recent focus on health and fitness, to a large degree a reaction to the obesity epidemic. Another driver of increased participation is the low impact nature of cycling. Many athletes have moved from other sports such as running, tennis, etc. to cycling as a form of excellent cardiovascular and aerobic fitness that has a low impact on the body.

The two different segments, competitive cyclists and recreational cyclists participate for different reasons, additionally their level of participation is different. This makes the decision to target each one separately intuitive.

Marketing Strategy

NewLife Bikes marketing strategy has been designed to increase the awareness of NewLife Bikes cycling specific services amongst the Charlotte community. Several different efforts will be undertaken to generate brand awareness.

•           Sponsorship - This effort takes several forms:

o	The first form of sponsorship is for local tours and races. This will be quite helpful in developing visibility for the organization to a very specific and targeted crowd.
o
Sponsorship will also take the form of specific athletes. Chosen athletes will receive free services from NewLife Bikes. In return for the sponsorship, NewLife Bikes gets visibility on the athlete's uniform and the athlete is asked to talk up the positive benefits that he/she has received.

•
Advertising – We will seek out websites that we may place banner advertising on such as LiveStrong.com; Active.com; and other complementary websites. We will also do traditional advertising in locations where are brick and mortar facilities open such as billboards, local yellow pages, localized Facebook advertising, flyers, and other print advertising.

Strategy and Implementation Summary

Initially, we will develop a membership and retail sales driven website. We plan to develop this simultaneous with our brick and mortar initial location in Charlotte, NC. Our website will include information on biking, bikes, training tips and tools, and will be helpful for all type of athletes and bicyclists.

NewLife Bikes participates within the sports medicine/therapy industry. The industry participants are characterized by clinics that specialize in sports related injuries. It is very rare for a clinic to specialize on one specific sport. Sports clinics are a huge industry, especially in a sports town such as Charlotte where a large percentage of the population lives in Charlotte because of its incredible access to various individual sports.

The sporting industry represents about $152 billion in annual revenues. Of this 13% represents sports medicine and therapy.5 Revenue from the nonprofessional side comes primarily from reactive treatments, meaning the assessment, diagnosis, and treatment of known problems. A smaller percentage of revenue comes from proactive activities like increasing strength, speed, and cardiovascular efficiency.

5 http://bpp.wharton.upenn.edu/jwolfers/Papers/Comments/The%20Business%20of%20Sports.pdf  “The Business of Sports: Where’s the Money?” Dr. Justin Wolfers, Stanford GSB, Retrieved September 14, 2012

On a national level, it is not uncommon for sports medicine clinics to also offer the following services:

•	Chiropractic work.
•	Podiatry services.
•	Orthopedic surgical repair.
•
NewLife Bikes has established several milestones for the organization as a whole as well as for departments within the organization. The milestones have been chosen as identifiable and achievable objectives. The following table provides the time frames needed to complete each milestone.

We are currently researching software platforms on which to develop our website. We are also researching whether we will use American or foreign developers. Foreign web developers have the advantage of being more affordable, but possible communication barriers may not make this the most efficient choice. We will look to outsourcing websites such as ODESK.com for potential foreign developer candidates.

•
July 2012 – identify web developers to develop our website for videos, a membership module, and articles on training, equipment and therapy. This will be the main portion of our website and essential for selling advertising space as well as retail items and membership for training videos and articles. We expect this development portion  not to exceed $10,000. We believe once the site is fully developed we will be able to immediately start generating revenues. In the event we are unable to pay for this, we will deploy our Wordpress based site which will cost us a minimal amount of money and may be deployed with resources the Company already has. A Wordpress based site is not as comprehensive as other database driven sites, but is easy to implement, update and use, even for a novice web developer or blogger.

•	July 2012 – Develop a price list for premium listings and banner advertising on the site.

•	August 2012 – Seek out locations for our brick and mortar location in Charlotte, NC.

•
August 2012 – invite vendors to populate the database with their information, products, service areas, and other pertinent information. Listing in the database will be free, but premium listings and other advertising on the website such as banner advertising and featured vendors will generate revenues for the Company.

•
September 2012 – Develop content for the website such as articles, manuals, and blogs that would be of interest to the bicyclist. We will also use RSS feeds to provide content to our website. RSS (most commonly expanded as Really Simple Syndication) is a family of web feed formats used to publish frequently updated works—such as blog entries, news headlines, audio, and video—in a standardized format. An RSS document (which is called a "feed", "web feed” or "channel") includes full or summarized text, plus metadata such as publishing dates and authorship. Web feeds benefit publishers by letting them syndicate content automatically. They benefit readers who want to subscribe to timely updates from favored websites or to aggregate feeds from many sites into one place. RSS feeds can be read using software called an "RSS reader", "feed reader", or "aggregator", which can be web-based, desktop-based, or mobile-device-based. A standardized XML file format allows the information to be published once and viewed by many different programs. The user subscribes to a feed by entering into the reader the feed's URI or by clicking a feed icon in a web browser that initiates the subscription process. The RSS reader checks the user's subscribed feeds regularly for new work, downloads any updates that it finds, and provides a user interface to monitor and read the feeds. RSS allows users to avoid manually inspecting all of the websites they are interested in, and instead subscribe to websites such that all new content is pushed onto their browsers when it becomes available. We will also provide our content via RSS feeds to drive additional traffic to our site.

•	September 2012 – Filing of our S-1 registration statement with the Securities Exchange Commission so as to commence additional fundraising activities.

•	October 2012 – Opening of our first brick and mortar location in Charlotte, NC. Hiring of employees and purchase of our hard assets and inventory.

•
Ongoing, 2012 - we plan to deploy the website by back-linking, search engine optimization, and other various marketing methods. In basic link terminology, a backlink is any link received by a web node (web page, directory, website, or top level domain) from another web node. Backlinks are also known as incoming links, inbound links, inlinks, and inward links. Search engine optimization (SEO) is the process of improving the visibility of a website or a web page in search engines via the "natural" or un-paid ("organic" or "algorithmic") search results. Other forms of search engine marketing (SEM) target paid listings. In general, the earlier (or higher on the page), and more frequently a site appears in the search results list, the more visitors it will receive from the search engine. SEO may target different kinds of search, including image search, local search, video search and industry-specific vertical search engines. This gives a website web presence.

•
Once our website is fully operational, we intend to use other forms of marketing and advertising to drive traffic to our site via direct mail and opt-in email campaigns. Throughout the year, we will continuously update our website with new educational information and blog postings for our visitors.

•
December 2012 – We expect that we will make use of Google Adsense until we are able to sell all of the available ad space on our web site (which may be never. We may always utilize the services of Google Adsense.) We will be paid for displaying targeted Google ads on our site. We will be able to customize these ads to match our site’s look and feel. Adsense will allow us to track our success online. We will also look to use the services of affinityclick.com and simply.com. We hope to only use these services, however, until the end of September 2011 at which time we hope be selling all spaces on our site ourselves without the middle man costs of these outside services.

•
January 2013 – Development of “live” events and conferences where industry experts will be invited to speak on green technology and resources that effect the real estate industry in 2012. Vendors will be invited (for a price) to come and showcase their services and products to consumers of such products and services. This portion of our business has not been fully researched or developed as we are currently concentrating on the development and planning of our core business, our website.

Intellectual Property & Proprietary Rights

Upon completion of our website, we will regard substantial elements of our website and underlying technology as proprietary and attempt to protect them by relying on trademark, service mark and trade secret laws, restrictions on disclosure and transferring title and other methods. We currently do not have any technology we consider proprietary, as we are currently in our development stage.

Employees

We are a development stage company and currently have only one part-time employee, J. Stephen Keller, who is also our sole officer and director. We look to Mr. Keller for his entrepreneurial skills and talents. It is Mr. Keller who provided us our business plan. For a discussion of Mr. Keller’s experience, please see “Management.” Initially Mr. Keller will coordinate all of our business operations. Mr. Keller has provided the working capital to cover our initial expense. We plan to use consultants, attorneys, accountants, and technology personnel, as necessary and do not plan to engage any additional full-time employees in the near future. We believe the use of non-salaried personnel allows us to expend our capital resources as a variable cost as opposed to a fixed cost of operations. In other words, if we have insufficient revenues or cash available, we are in a better position to only utilize those services required to generate revenues as opposed to having salaried employees. We may hire marketing  employees based on the projected size of the market and the compensation necessary to retain qualified sales employees.

Mr. Keller is spending the time allocated to our business in handling the general business affairs of our company such as accounting issues, including review of materials presented to our auditors, working with our counsel in preparation of filing our S-1 registration statement, and developing our business plan and overseeing the sales of tours, the set-up of marketing plans, and hiring appropriate personnel.

Personnel Plan

The following personnel will be required:

•	Business development, physical therapy, cycling trainer, marketing, sales, some accounting and finance.
•	Physician- part time physician that comes in as needed for diagnosis and treatment.
•	Massage therapists (2)
•	Physical therapists (2)
•	Coach/trainer
•	Receptionist
•	Accounting clerk/receptionist

Table: Personnel

Personnel Plan
	Year 1	Year 2	Year 3
Director	$20,000	$24,000	$30,000
Physician	$22,500	$30,000	$30,000
Massage therapist	$18,000	$24,000	$24,000
Massage therapist	$16,000	$24,000	$24,000
Physical therapist	$31,500	$42,000	$42,000
Physical therapist	$28,000	$42,000	$42,000
Coach/trainer	$18,000	$24,000	$30,000
Receptionist	$18,000	$24,000	$24,000
Accounting clerk/receptionist	$18,000	$24,000	$24,000
Total People	9	9	9

Total Payroll	$190,000	$258,000	$270,000

Financial and Sales

Sales Strategy

The sales strategy will be piggybacked on the marketing strategy. The marketing strategy will be used to generate visibility for the organization while the sales strategy will be used to generate increased sales. The most significant way (relative to increased revenue) is to convert current clients who may be using only one service from NewLife Bikes to using multiple services we will eventually offer. This may take the form of a client who came in for sports massage services who then becomes a user of the training services. This will be done through "upselling" by the various service providers as well as written information dissemination. Economic incentives in the form of discounts will be used to convert current single service clients into multi service users.

Sales Forecast

NewLife Bikes has developed a conservative sales forecast as a means of increasing the likelihood of achieving the sales goals. This also will assist NewLife Bikes in its relationship with investors who will want the sales goals to be met. If the sales forecast was too aggressive then the investors are likely to be disappointed. Sales will grow incrementally. As a start-up organization, it is anticipated that the first year will be relatively slow as the organization develops awareness and brand equity. Year one to two sales are expected to have the largest increase with the growth rate decreasing a bit from year two to year three.

REPORTS TO STOCKHOLDERS

We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Upon the effectiveness of this S-1 registration statement, we will be subject to the requirements of Section 15(d) as opposed to the requirements of Section 13(a) under the Exchange Act, which requires an issuer to file annual reports on Form 10-K (or any successor form), quarterly reports on Form 10-Q (or any successor form), and current reports on Form 8-K.

All of our reports can be reviewed through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC’s website (http://www.sec.gov).

We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders, as we deem appropriate or required by applicable securities regulations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto contained elsewhere in this filing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

With the exception of historical matters, the matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning anticipated trends in revenues and net income, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements. The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere herein.

Background Overview

NewLife Bikes, Inc. is a development stage company incorporated in the State of Nevada in July 2012. We were formed to engage in the business of providing clients with individualized, cycling-specific assessment, diagnosis, treatment, and training programs in both online and brick-and-mortar settings. In July 2012, we commenced our planned principal operations, and therefore have no significant assets. To date, we solely developed our business plan.

Since our inception on July 26, 2012 to August 31, 2012, we have not generated any revenues nor have we incurred a loss. During this time, we incurred operating expenses of $0 resulting in a cumulative profit of $0. To this point, our only business activity has been the formation of our corporate entity, creation and development of our business model, and analyzing the viability of our business. We believe that sales revenue, loans from our officer, and small amounts of equity will be sufficient to support the limited costs associated with our initial ongoing operations for the next twelve months. We may sell additional shares in a private offering or other offering if we are unable to obtain funds from another source such as a shareholder loan. If sufficient funds cannot be raised, none of the Company’s plans may be implemented. There can be no assurance that the actual expenses incurred will not materially exceed our estimates or that cash flows from listing fees will be adequate to maintain our business. As a result, our independent auditors have expressed substantial doubt about our ability to continue as a going concern in the independent auditors’ report to the financial statements included in the registration statement.

Results of Operations

For the period ended August 31, 2012

There were no revenues for the period from inception to August 31, 2012.

The company did not pay nor recognize any interest expense for the periods ended August 31, 2012.

We expect to incur the normal expenses related to being a public company such as accounting and legal costs. We may drain all available financial resources to pay for such costs depending on our operations and costs. To date, our attorney has provided services in exchange for a nominal fee, but there is no guarantee that this will continue and thus, we may be financial distressed because of the costs associated with being a public company. We will also incur fees for audits and reviews so that we can file the proper 10q’s and 10k’s. As we begin to generate revenues, realize expenses, and acquire assets, it is possible that the costs related with being a public company will increase.

Liquidity and Capital Resources

The Company has $10,935 in cash. The investigation of prospective financing candidates involves the expenditure of capital.  The Company will likely have to look to Mr. Keller or to third parties for additional capital.  There can be no assurance that the Company will be able to secure additional financing or that the amount of any additional financing will be sufficient to conclude its business objectives or to pay ongoing operating expenses.

If Mr. Keller is unable to lend additional funds to the Company in the event that Company needs additional funds, we may need to deploy a plan to sell additional shares or look to a third party to lend funds to the Company. If the Company is to borrow funds from a third party, the terms and conditions of such a loan may not be on favorable terms. If we are unable to address our liquidity issues, there is a great chance that the Company will not have adequate funding to continue its business plan and will thus, fail.

We will require as much as $250,000 in order to build our facilities and our website application so that we may start generating revenues. $250,000 will be enough to fund our operations for the next 12 months, so long as we keep our operations to a minimum and are able to generate revenues.  We currently only have $10,935. Therefore, the cash currently available to us will not enable us to develop the business to the state in which it will optimally be able to generate revenues. If we are to generate revenues prior to needing any additional funding, we will immediately reinvest such revenues into further development our business and deployment of our business plan. We believe that the cash we have available will sustain us for approximately three (3) more months so long as we continuing operating in the manner that we are currently operating.

Equity Distribution to Management

Since our incorporation, we have raised capital through private sales of our common equity.  As of August 31, 2012, we have issued 10,597,571 shares of our common stock to various shareholders, in exchange for cash and services.  Specifically, Mr. Keller received 211,950 shares in exchange for services relating to our organization, and development or our business plan worth approximately $21,195. Please see our “Stockholder Table” for more information on distributions of stock in exchange for services.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

FACILITIES

We currently maintain an office at 6411 Boykin Spaniel Road, Charlotte, NC 28277. We have no monthly rent, nor do we accrue any expense for monthly rent. Mr. Keller, our primary officer and director, and our employee provides us a facility in which we conduct business on our behalf. Mr. Keller does not receive any remuneration for the use of this facility or time spent on behalf of us. We do not believe that we will need to obtain additional office space at any time in the foreseeable future, approximately 12 months, until our business plan is more fully implemented.

As a result of our method of operations and business plan we do not currently require personnel other than Mr. Keller to conduct our business. In the future we anticipate requiring additional office space and additional personnel; however, it is unknown at this time how much space or how many individuals will be required.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company utilizes office space provided at no cost from Mr. Keller, our primary officer and director. Office services are provided without charge by the Company’s director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected. Mr. Keller is the primary officer, director, and promoter of NewLife Bikes and developed the business plan.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

We intend to file for inclusion of our common stock on the Over-the-Counter Bulletin Board; however, there can be no assurance that FINRA or NASDAQ will approve the inclusion of the common stock. Prior to the effective date of this offering, our common stock was not traded.

DIVIDENDS

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;

•	earnings;

•	need for funds;

•	capital requirements;

•	prior claims of preferred stock to the extent issued and outstanding; and

•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation of our sole officer and director, Joseph McMurry from inception (July 26, 2012) to August 31, 2012.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	YTD	Salary	Bonus	Other Annual Compensation	Restricted Stock	Options

J. Stephen Keller, CEO, Director	2012	$-0-	-0-	-0-	$21,195	-0-

Mr. Keller has not received any monetary compensation or salary since the inception of the Company. Mr. Keller has agreed to not receive any compensation or enter into any employment agreements until the Company begins operations.

Directors’ Compensation

Directors are not entitled to receive compensation for services rendered to NewLife Bikes, or for each meeting attended except for reimbursement of out-of-pocket expenses. There are no formal or informal arrangements or agreements to compensate directors for services provided as a director.

Stock Option Grants

NewLife Bikes did not grant any stock options to the executive officer during the most recent fiscal period ended August 31, 2012. NewLife Bikes has also not granted any stock options to the Executive Officers since incorporation.

Employment Agreements

There are no current employment agreements or current intentions to enter into any employment agreements.

Future Compensation

Mr. Keller has agreed to provide services to us without compensation until such time as either we have earnings from our revenue,

Board Committees

We do not currently have any committees of the Board of Directors, as our Board consists of one member. Additionally, due to the nature of our intended business, the Board of Directors does not foresee a need for any committees in the foreseeable future.

Indemnification

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if they acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent

The transfer agent for the common stock will be Vstock Transfer at 77 Spruce Street, Suite 201, Cedarhurst, NY 11516.

REPORTS TO SECURITY HOLDERS

NewLife Bikes, Inc. is not a reporting issuer under the Securities Exchange Act of 1934. As a result of this offering, we will become subject to the informational requirements of the 1934 Act for a period of at least one fiscal year.

FINRA requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the 1934 Act. In order to maintain such a quotation, we will have to register our securities under the 1934 Act on form 8-A or form 10.

We may cease filing periodic reports with the Securities and Exchange Commission if:

*	We have less than 300 stockholders of record; or

*	We have less than 500, but more than 300, stockholders of record, and our total assets did not exceed $10 million on the last day of each of our three most recent fiscal years.

Because of the requirement that we file periodic reports in order to have our common stock quoted on the OTC Bulletin Board, we do not intend to suspend our reporting obligations in the foreseeable future.

The public may read and copy any materials that we file with the Commission at the Commission’s Public Reference Room at 100 F St,, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

We intend to furnish to our stockholders annual reports containing financial statements audited and reported upon by our independent accounting firm, and such other periodic reports as we may determine to be appropriate or as may be required by law.

NEWLIFE BIKES, INC.
FINANCIAL STATEMENTS

Stan J.H. Lee, CPA
 2160 North Central Rd, Suite 209 *  Fort Lee *NJ 07024
P.O. Box 436402 *San Diego  * CA * 92143

619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
NewLife Bikes, Inc.

We have audited the accompanying balance sheets of New Life Bikes, Inc. (”the Company”) as of July 31, 2012 and August 31, 2012 and the related statements of operation, shareholders’ equity (deficit) and cash flows for the period beginning July 26, 2012 (its inception) to July 31, 2012 and the one-month period ended August 31, 2012.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  An  audit includes consideration of internal control over financial  reporting  as  a  basis  for  designing  audit  procedures  that  are appropriate  in  the  circumstances, but  not  for the purpose of expressing an opinion  on  the  effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above presently fairly, in all material respects, the financial position of New Life Bikes, Inc. as of July 31, 2012 and August 31, 2012, and the results of its operation and its cash flows for the periods aforementioned in conformity with the U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the note to the financial statements, the Company lacks liquidity and has accumulated losses from operations which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stan J.H. Lee, CPA
----------------------------------

Stan J.H. Lee, CPA
September 11, 2012
Fort Lee, NJ, 07024

New Life Bikes Inc
(A Development Stage Company)
Balance Sheets

ASSETS

	as of August 31,	as of July 31,
	2012	2012

Current Assets
Cash	$10,935	-
Other current assets

Total Current Assets	10,935	-

TOTAL ASSETS	$10,935	$-

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities
Officer advances	$	$

Total Current Liabilities	-	-

Total Liabilities	-	-

Stockholders' Equity (Deficit)
Preferred stock ($0.0001 par value; 10,000,000 authorized
no shares issued and outstanding at August 31, 2012)
Common stock, ($0.0001 par value, 100,000,000 shares
authorized; zero shares and 10,597,571 shares issued
and outstanding as of July 31, 2012 and
August 31, 2012, respectively)	1,060	-
Additional paid-in capital	9,875	-
Deficit accumulated during development stage	-	-

Total Stockholders' Equity (Deficit)	10,935	-

TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY (DEFICIT)	$10,935	$-

The accompanying notes are an integral part of these financial statements.

New Life Bikes Inc
(A Development Stage Company)
Statements of Operations

	One-month period ending	Period from July 26, 2012 (Inception) to	Cumulative from July 26, 2012 (inception) through
	August 31,	July 31,	August 31,
	2012	2012	2012

Revenues

Revenues	$-	-	$-

Total Revenues	-	-	-

Operating Costs
Administrative expenses	-	-	-
Taxes and licences	-

Total Operating Costs	-	-	-

Other Income & (Expenses)
Gain (loss) on currency exchange	-	-	-

Total Other Income & (Expenses)	-	-	-

Net Income (Loss)	-	-	-

Basic earnings per share	$-	-	$-

Weighted average number of
common shares outstanding	$3,128,975	-	$2,694,395

The accompanying notes are an integral part of these financial statements.

NewLife Bikes, Inc
(A Development Stage Company)
Statement of Changes in Stockholders' Equity

				Deficit
				Accumulated
		Common	Additional	During
	Common	Stock	Paid-in	Development
	Stock	Amount	Capital	Stage	Total

Balance July 26, 2012 (Inception)	-	$-	$-	$-	$-

Stock issued for cash
on 8/21/2012
@.0001	9,600,072	$960			$960

Stock issued for cash
on 8/31/2012
@.01	997,500	$100	$9,875		$9,975

Net Income (Loss,), for the period				-	-

Balance, August 31, 2012	10,597,571	1,060	9,875	-	10,935

The accompanying notes are an integral part of these financial statements.

New Life Bikes Inc
(A Development Stage Company)
Statements of Cash Flow

	One-month period ended August 31, 2012	Period from July 26, 2012 (Inception) to July 31, 2012	Cumulative from July 26, 2012 (inception) through August 31, 2012
	2012	2012	2012

CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$-	$-	$-
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Increase in other current asset

Changes in operating assets and liabilities:
Increase (decrease) in accrued expenses	-	-	-

Net cash provided by (used in) operating activities	-	-	-

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash provided by (used in) investing activities	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Increase (decrease) in officer advances
Issuance of common stock	1,060	-	1,060
Additional paid-in capital	9,875	-	9,875

Net cash provided by (used in) financing activities	10,935	-	10,935

Net increase (decrease) in cash	10,935	-	10,935

Cash at beginning of period	-	-	-

Cash at end of period	$10,935	$-	$10,935

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during year for :

Interest	$-	$-	$-

Income Taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

NewLife Bikes, Inc.
NOTES TO FINANCIAL STATEMENTS
(A Development Stage Company)
August 31, 2012

1. NATURE OF OPERATIONS

New Life Bikes, Inc(“The Company”) was incorporated in the State of Nevada on July 26, 2012 to provide clients with individualized, cycling specific assessment, diagnosis, treatment, and training programs.  The Company is in the development stage with no revenues and a limited operating history.

Going Concern Consideration

These financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has incurred cumulative net losses of $0 since its inception and requires capital for its contemplated operation and marketing activities to take place.  The Company's ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful development of the Company's contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations.  The ability to successfully resolve these factors raise substantial doubt about the Company's ability to continue as a going concern.

Future issuances of the Company's equity or debt securities will be required in order for the Company to continue to finance its operations and continue as a going concern. The Company's present revenues are insufficient to meet operating expenses. The financial statements do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars. The Company’s year-end is July 31.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires that management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Foreign Currency Translation

The financial statements are presented in United States dollars. In accordance with ASC 830, “Foreign Currency Matters”, foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.

Development Stage Company

The Company complies with Financial Accounting Standards Codification (“ASC”) 915 and Securities and Exchange Commission Act Guide 7 for its characterization of the Company as development stage enterprise.

Financial Instrument

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. ASC 820-10 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. FASB ASC 820 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following three levels:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets. A quoted price in an active market provides the most reliable evidence of fair value and must be used to measure fair value whenever available.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. For example, level 3 inputs would relate to forecasts of future earnings and cash flows used in a discounted future cash flows method.

The recorded amounts of financial instruments, including cash equivalents and accounts payable, approximate their market values as of August 31, 2012.

Income Taxes

The Company follows the accrual method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on the deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. At August 31, 2012 a full deferred tax asset valuation allowance has been provided and no deferred tax asset has been recorded.

Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with ASC 260, "Earnings per Share" which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

Recent Accounting Pronouncements

In February 2010, the FASB issued ASU No. 2010-09, which is included in the Codification under ASC 855, SUBSEQUENT EVENTS (“ASC 855”). This update removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated and become effective for interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company’s financial statements.

In January 2010, the FASB issued ASU No. 2010-06, which is included in the Codification under ASC 820, FAIR VALUE MEASUREMENTS AND DISCLOSURES (“ASC 820”). This update requires the disclosure of transfers between the observable input categories and activity in the unobservable input category for fair value measurements. The guidance also requires disclosures about the inputs and valuation techniques used to measure fair value and become effective for interim and annual reporting periods beginning January 1, 2010. The adoption of this guidance did not have a material impact on the Company’s financial statements.

The Company does not expect the adoption of recently issued accounting pronouncements to have any significant impact on the Company’s results of operations, financial position or cash flow. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

3. RELATED PARTY TRANSACTIONS

The President of the Company provides management and office premises to the Company for no compensation.

4. COMMON SHARES

In July, 2012, the Company authorized the issue of 100,000,000 common shares of the company at par value of $.0001and authorized the issue of 10,000,000 preferred shares at par value of $.0001.

At August 31, 2012 there are total of 10,597,571 common shares of the Company issued and outstanding.

5. INCOME TAXES

The Company follows ASC 740. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry-forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry-forward has been recognized, as it is not deemed likely to be realized.

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:	August 31, 2012	July 31, 2012
Deferred tax attributed:	$(0)	$(0)
Net operating loss carryover	(0)	(0)
Less change in valuation allowance
Net deferred tax asset	$-0-	$-0-

At August 31, 2012 , the Company had an unused net operating loss carry-forward approximating $0 that is available to offset future taxable income; the loss carry-forward will start to expire in 2030.

6. SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events through September 11, 2012, the date of available issuance of these audited financial statements. During this period, the Company did not have any material recognizable subsequent events.

Prospectus
_______________________

NewLife Bikes, Inc.
6411 Boykin Spaniel Road
Charlotte, NC 28277
704-846-8709 Telephone

Until, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount
SEC registration fee	$60.72
Blue Sky fees and expenses	500.00
Legal fees and expenses	1,000.00
Accounting fees and expenses	5,000.00
Total	$6,560.72

Item 14.  Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Statutes and our Bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	A willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	A violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	A transaction from which the director derived an improper personal profit; and

4.	Willful misconduct .

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	Such indemnification is expressly required to be made by law;

2.	The proceeding was authorized by our Board of Directors;

3.	Such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law; or;

4.	Such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the Company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15.  Recent Sales of Unregistered Securities.

The following sets forth information relating to all previous sales of common stock by the Registrant which sales were not registered under the Securities Act of 1933.

Additionally, 997,500 shares were issued to various persons for consideration totaling $9,975 in reliance on the exemption under Rule 506 of Regulation D of the Securities Act of 1933 and in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since she agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

All investors received a Private Placement Memorandum dated August 20, 2012. All investors had a previous existing relationship with the issuer, were apprised of all the risks, and provided a completed subscription agreement.

New Life Bike Shareholder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock Owned After Offering
Alan Meeker	28,500	0
Amanda Duckworth	28,500	0
Andrew Mullican	28,500	0
Brittany Neely	28,500	0
Courtney A Meeker	28,500	0
David Temple	28,500	0
Dayna Critz (1)	28,500	0
E. Carl Barthelson	28,500	0
Edward A Reule	28,500	0
Forrest Garvin (2)	28,500	0
G9 Holdings, LLC (3)	264,973	0
George Critz (1)	28,500	0
GW Grace, LLC (4)	264,973	0
Hope Barthelson	28,500	0
J. Stephen Keller (5)	211,950	0
James D Neely, Jr	28,500	0
James D Neely, Sr	28,500	0
Joan Beaulieu	28,500	0
Julia M Meeker	28,500	0
Kelly H Young	28,500	0
Kotaya Griffith	28,500	0
Leigh Ann Neely	28,500	0
Matthew Johnson	28,500	0
Max Bennett	28,500	0
Medallion Construction Group LLC (6)	4,239,000	0
Michael Olsson	28,500	0
Michaela W Conner	28,500	0
Pamela A Mullican	28,500	0
Patricia Duckworth	28,500	0
Reid D Smith	28,500	0
Richard Beaulieu	28,500	0
Sandra S Smith	28,500	0
Sara Duckworth	28,500	0
Strategic Financial Services (7)	4,239,000	0
Teresa Garvin (2)	28,500	0
Teresa Viso-Olsson	28,500	0
Thomas D Young	28,500	0
Tim Helms	28,500	0
Whitney Johnson	28,500	0
William S Conner	28,500	0
Winchester Investments, LLC (8)	380,175	0

The purchasers listed above represented their intentions to acquire the securities for investment only and not with a view toward distribution. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Item 16. Exhibits Index.

The listed exhibits are filed with this Registration Statement:

Number	Exhibit Name
1.1	Subscription Agreement
3.1	Certificate of Incorporation
3.2	By-Laws
4.1	Specimen Stock Certificate
5.1	Opinion of Jillian Ivey Sidoti, Esq. regarding legality
23.1	Consent of Stan J.H. Lee

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Certificate of Incorporation and By-Laws.

Item 17.Undertakings.

The undersigned registrant undertakes:

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post -effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to  if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Matthews, NC, on September 17, 2012 .

NewLife Bikes, Inc.

By:	/s/ J. Stephen Keller
J. Stephen Keller,
President and Chief Executive Officer,

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ J. Stephen Keller	President, Treasurer and Director (Principal Executive, Financial and	September 17, 2012.
J. Stephen Keller	Accounting Officer)

/s/ J. Stephen Keller	Vice President and Secretary	September 17, 2012.
J. Stephen Keller

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

NEWLIFE BIKES, INC.

INDEX TO EXHIBITS

SEC REFERENCE NUMBER	TITLE OF DOCUMENT	LOCATION
1.1	Subscription Agreement	Filed herewith
3.1	Certificate of Incorporation	Filed herewith
3.2	By-Laws	Filed herewith
4.1	Stock Certificate Specimen	Filed herewith
5.1	Opinion of Jillian Ivey Sidoti, Esq. regarding legality	Filed herewith
23.1	Consent of Stan J.H. Lee	Filed herewith